EXHIBIT 10.1

Execution Version

SECOND AMENDED AND RESTATED

5-YEAR REVOLVING CREDIT AGREEMENT

dated as of

March 31, 2011
among

PIONEER NATURAL RESOURCES COMPANY,
as the Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A. and

JPMORGAN CHASE BANK, N.A.
as Issuing Banks,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A. and

JPMORGAN CHASE BANK, N.A.
 as Swingline Lenders

and
The Lenders Party Hereto

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents

BANK OF MONTREAL and CITIBANK, N.A.,
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

 J.P. MORGAN SECURITIES LLC,
as Co-Arrangers and Joint Bookrunners

i

Schedules:

Schedule 1.01	Existing Letters of Credit

ii

Schedule 2.01	Commitments
Schedule 2.13	Swingline Loan Rate Calculation
Schedule 3.06	Disclosed Matters
Schedule 6.02	Liens
Schedule 6.08	Existing Restrictive Agreements

Exhibits:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Notice of Commitment Increase
Exhibit C                      Form of Opinion of Borrower’s Counsel
Exhibit D	Form of Subsidiary Guaranty
Exhibit E	Form of Promissory Note
Exhibit F	Form of Maturity Date Extension Request
Exhibit G	Form of Joinder Agreement

iii

Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011, among Pioneer Natural Resources Company, a Delaware corporation, as the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Issuing Banks, Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Swingline Lenders, the Lenders party hereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Bank of Montreal and Citibank N.A., as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as Co-Arrangers and Joint Bookrunners.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Amended and Restated 5-Year Revolving Credit Agreement, as the same may be amended, modified, restated or replaced from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, or (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative

Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or any Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Commitment Fee Rate	Eurodollar Spread	ABR Spread
Category 1 ≥Baa2/BBB	0.275%	1.50%	0.50%
Category 2 Baa3/BBB-	0.325%	1.75%	0.75%
Category 3 Ba1/BB+	0.375%	2.00%	1.00%
Category 4 ≤Ba2/BB	0.425%	2.25%	1.25%

For purposes of the foregoing, if both Moody’s and S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such agencies shall be deemed to have established a rating in Category 4.  If the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next above that of the lower of the two ratings; provided, however, that if only one of Moody’s and S&P shall have established a rating, then the Applicable Margin shall be determined by reference to such available rating.  If the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s and S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating of such agency most recently in effect prior to such change or cessation.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Pioneer Natural Resources Company, a Delaware corporation.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or Swingline Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the

Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Banks (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Banks’ holding companies, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CI Lender” has the meaning set forth in Section 2.02(a).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Co-Arrangers” means each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $1,250,000,000.

“Commitment Increase” has the meaning set forth in Section 2.02(a).

“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).

“Consenting Lender” has the meaning assigned to such term in Section 2.20.

“Consolidated Net Tangible Assets” means, on any date, the aggregate amount of total assets of the Borrower and its Subsidiaries, minus (a) all current liabilities of the Borrower and its Subsidiaries (excluding current liabilities included in the definition of Indebtedness and excluding current liabilities attributable to commodities derivative contracts), (b) all goodwill of the Borrower and its Subsidiaries and (c) current and long-term assets attributable to commodities derivative contracts, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any date, (i) the Consolidated shareholders’ equity of Borrower and its Restricted Subsidiaries (determined in accordance with GAAP); less (ii) the amount of Consolidated intangible assets of Borrower and its Restricted Subsidiaries, provided, that to the extent oil and gas mineral leases are classified as intangible assets under GAAP, for purposes of this definition, those assets will be treated as tangible assets; less (iii) the non-cash gains related to derivatives, net of associated taxes, included in the consolidated statements of operations of Borrower and its Restricted Subsidiaries after December 31, 2010 and the other comprehensive income component of consolidated shareholders’ net equity of Borrower and its Restricted Subsidiaries attributable to deferred hedge gains, net of associated taxes; plus (iv) the aggregate amount of any non-cash write downs under FASB Accounting Standards Codification topics “Extractive Activities – Oil & Gas”, “Income Taxes”, “Intangibles – Goodwill and Other” and “Property, Plant and Equipment” (as successors to Statements of Financial Accounting Standards Nos. 19, 109, 142, and 144) (and any standards replacing, modifying or superceding any such Standard), on a Consolidated basis, by Borrower and its Restricted Subsidiaries after December 31, 2010, net of associated taxes; plus (v) the non-cash losses related to derivatives, net of associated taxes, included in the consolidated statements of operations of Borrower and its Restricted Subsidiaries after December 31, 2010 and the other comprehensive income component of consolidated shareholders’ net equity of Borrower and its Restricted Subsidiaries attributable to deferred hedge losses, net of associated taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure and Swingline Exposure at such time.

“Declining Lender” has the meaning assigned to such term in Section 2.20.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing on or prior to the date the funding is required to be made that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect that (unless such writing or public statement relates to such Lender’s obligation to fund a loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (d) has become or is, or whose direct or indirect parent has become or is, insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, disclosed in any filing with the Securities and Exchange Commission or as otherwise disclosed in writing from time to time to Administrative Agent.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Taxes” means, with respect to any Recipient of a payment made by or on account of any obligation of any Obligor under any Loan Document (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement whether upon execution or upon assignment (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any Taxes imposed under FATCA.

“Executive Officer” means any Financial Officer, executive vice president, officer ranking above an executive vice president and any officer that is the functional equivalent of the foregoing.

“Existing Credit Agreement” means that certain Amended and Restated 5-Year Revolving Credit Agreement, dated as of April 11, 2007, among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association (f/k/a Wachovia Bank, National Association) and Bank of America, N.A. as Issuing Banks, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association (f/k/a Wachovia Bank, National Association), as Swingline Lenders, Wells Fargo Bank, National Association (f/k/a Wachovia Bank, National Association), as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and the lenders parties thereto.

“Existing Letters of Credit” means the Letters of Credit described on Schedule 1.01 that were issued by JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association or Bank of America, N.A. under the Existing Credit Agreement and that shall be transferred to and deemed issued under this Agreement, as such Letters of Credit may be renewed or amended from time to time.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.20.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively identical) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer or principal accounting officer.  The term “Financial Officer” without reference to a Person shall mean a Financial Officer of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to such Issuing Banks shall have been provided in accordance with the terms hereof and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to such Swingline Lender shall have been provided in accordance with the terms hereof.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved charged or received on the Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hybrid Equity Credit” means, on any date, with respect to any Hybrid Equity Securities, the aggregate principal amount of such Hybrid Equity Securities that is treated as equity by S&P and Moody’s based on the classifications for such Hybrid Equity Securities issued by S&P and Moody’s; provided that if the classifications for such Hybrid Equity Securities issued by S&P and Moody’s are different, then the higher classification (i.e., the classification that provides for the most equity) will apply to determine the amount of “Hybrid Equity Credit” for such Hybrid Equity Securities.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or any of the Restricted Subsidiaries or a financing vehicle of the Borrower or any of the Restricted Subsidiaries, other than common stock, that meet the following criteria: (a) (i) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date such securities are classified as possessing a minimum of “intermediate equity content” by S&P or “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of all obligations of the Borrower under this Agreement.  As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business), (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, limited, however, to the lesser of (1) the amount of its liability or (2) the book value of such property, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease

Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms, (j) all obligations of such Person in respect of synthetic leases and (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person except for a Subsidiary Guarantor or subject to any other credit enhancement; provided, that if the Borrower does not have any such indebtedness, Index Debt shall be the indebtedness under this Agreement.

“Information” has the meaning specified in Section 9.11.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the first day of each calendar month, unless such day shall not be a Business Day, in which case the next succeeding Business Day.

“Interest Period” means (a) with respect to any Eurodollar Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, with the consent of the Lenders, nine or twelve months thereafter, as the Borrower may elect, and (b) with respect to any Swingline Loan, the period commencing on the date of such Borrowing and ending on the date specified in Section 2.10(a); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Revolving Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Revolving Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Date” means the first date on which the Borrower’s Index Debt rating is BBB- or better by S&P, or Baa3 or better by Moody’s, unless one of the two ratings is two or more categories lower than the other and the category that is one above the lower rating is not BBB- or better or Baa3 or better.

“Issuing Bank” means each of Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower may, with the consent of the Administrative Agent and the relevant Lender, appoint such Lender hereunder as an Issuing Bank in addition to Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A..

“Joinder Agreement” has the meaning set forth in Section 2.02(a).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Revolving Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such asset, or any other charge or encumbrance on any such asset to secure Indebtedness or liabilities, but excluding any right to netting or setoff (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement and the Subsidiary Guaranties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower and the Subsidiary Guarantors, if any, to perform their obligations, taken as a whole, under this Agreement and the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or (b) obligations in respect of one or more Swap Agreements, in each case under clause (a) or (b) of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the later of (a) March 31, 2016 and (b) if maturity is extended pursuant to Section 2.20, such extended maturity date as determined pursuant to Section 2.20 (it being understood and agreed that any such maturity shall not be deemed extended for any Lender that has not consented to such extension).

“Maturity Date Extension Request” means a request by the Borrower, in the Form of Exhibit F hereto or any other form approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.

“MLP Units” means any units in Pioneer Southwest Energy Partners L.P. owned by the Borrower or any Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Funds Amount” has the meaning set forth in Section 2.02(d).

“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).

“Obligors” means the Borrower and the Subsidiary Guarantors, each an “Obligor”.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords, vendors, workmen, operators, and other like Liens arising in the ordinary course of business or incident to the exploration, development, operation, processing and maintenance of Hydrocarbons and related facilities and assets and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;

(d) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, servitudes, permits, conditions, exceptions, reservations, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any Indebtedness and do not materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g) legal or equitable encumbrances deemed to exist by reason of negative pledges such as in Section 6.02 of this Agreement or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

(h) rights of a common owner of any interest in property held by Borrower or any Restricted Subsidiary as a common owner;

(i) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales, area of mutual interest, division order, joint venture, partnership and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business,

(j) Liens arising pursuant to Section 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others;

(k) any defects, irregularities, or deficiencies in title to easements, rights-of-way, or other properties which do not in the aggregate have a Material Adverse Effect;

(l)  Liens on the stock or other ownership interest of or in any Unrestricted Subsidiary, provided that there is no recourse to the Borrower or any Restricted Subsidiary other than recourse to such stock or other ownership interest and proceeds thereof;

(m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Borrower or any Restricted Subsidiary;

(n)  Liens arising under customary letter of credit reimbursement agreements and customary deposit account agreement, and similar agreements entered into in the ordinary course of business with respect to instruments or money in the possession of the other party thereto in the ordinary course of business; and

(o)  Liens in renewal or extension of any of the foregoing permitted Liens, so long as limited to the property or assets encumbered and the amounts of indebtedness secured immediately prior to such renewal or extension is not increased.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in San Francisco; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proved Reserves” means “proved oil and gas reserves”, as such term is defined pursuant to Rule 4-10(a) of Regulation S-X of the Securities and Exchange Act of 1934, as amended, and its implementing regulations at 17 C.F.R. § 210.4-10(a).

“PV” means the sum of (a) the calculation of the net present value of projected future cash flows from Proved Reserves (of the Borrower and its Restricted Subsidiaries) based upon the most recently delivered Reserve Information (using the arithmetical average of the discount rate and customary price deck of Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A. as of the effective date of such Reserve Information, giving effect to hedging arrangements and long-term contracts (of the Borrower and its Restricted Subsidiaries), and using future capital and lease operating cost assumptions proposed by the Borrower and reasonably acceptable to the Administrative Agent, plus (b) at any time when Pioneer Southwest Energy Partners L.P. is an Unrestricted Subsidiary, an amount equal to 75% of the market value of the MLP Units as of the last day of the fiscal quarter ending on or prior to date of calculation, plus (c) an amount equal to 75% of the net book value of tangible assets included in “Other Property and Equipment, Net” of the Borrower and its Restricted Subsidiaries as of the last day of the fiscal quarter ending on or prior to date of calculation, plus (d) 100% of cash and cash equivalent assets of the Borrower and its Restricted Subsidiaries, as of the last day of the fiscal quarter ending on or prior to date of calculation; provided that, a maximum of 15% of the PV value will be included from the combined amounts in (b) and (c) above.  For purposes of calculating the PV, a maximum of 35% of the PV value will be included from Proved Reserves that are not proved developed producing reserves.  If, during any period between the effective dates of the Reserve Information, the aggregate fair market value, in the reasonable opinion of the Borrower, of Oil and Gas Properties, Other Property and Equipment, Net, and the MLP Units disposed of or purchased by the Borrower and the Restricted Subsidiaries shall exceed $100,000,000 in the aggregate, then the PV for such period shall be reduced or increased, as the case may be, from time to time, by an amount equal to the value assigned such Oil and Gas Properties, Other Property and Equipment, Net, and the MLP Units in the most recent calculation of the PV for such period (or if no value was assigned, by an amount agreed to by the Borrower and Administrative Agent).  PV shall reflect the deferred revenue with respect to production payments included in Total Debt, at a value that is equal to the amount of deferred revenues so included in Total Debt.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable, in its capacity as a Person receiving a payment under the Loan Documents.

“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d).

“Reduction Amount” has the meaning set forth in Section 2.02(d).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that the Credit Exposures and unused Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Information” means, the Reserve Report and internal reserve reports prepared as of March 31, June 30 and September 30 of each year by engineers who are employees of the Borrower.

“Reserve Report” means a report prepared as of December 31 of each year by the Borrower with respect to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and audited at least as to 60% of the net present value of all such Proved Reserves by Gaffney, Cline & Associates, Ryder Scott Company, Netherland, Sewell & Associates, Inc. or another independent engineering firm selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Restricted Subsidiaries” means all Subsidiary Guarantors and, without duplication, all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.  For the avoidance of doubt, EFS Midstream LLC, a Delaware limited liability company, shall be excluded as a Subsidiary.

“Subsidiary Guarantor” means any Restricted Subsidiary that is required to execute and deliver a Subsidiary Guaranty to comply with Section 6.05.

“Subsidiary Guaranty” means a Subsidiary Guaranty substantially in the form of Exhibit D executed by a Restricted Subsidiary

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans.  The amount of each Swingline Commitment for each Swingline Lender is $50,000,000 and the total Swingline Commitment is $150,000,000.

“Swingline Exposure”  means at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lenders” means each of Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Swingline Loan”  means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Adjusted Debt” means as of any date of determination, all Indebtedness (without duplication) of the Borrower and the Restricted Subsidiaries on a consolidated basis (including any Indebtedness proposed to be incurred on such date of determination and excluding all Indebtedness to be paid on such date of determination with the proceeds thereof).

“Total Cap” means, as of any date of determination, the sum of Total Debt plus Consolidated Tangible Net Worth of the Borrower and the Restricted Subsidiaries.

“Total Debt” means as of any date of determination, all Indebtedness (without duplication) of the Borrower and the Restricted Subsidiaries on a consolidated basis (including any Indebtedness proposed to be incurred on such date of determination and excluding: (i) all Indebtedness to be paid on such date of determination with the proceeds thereof, (ii) any Indebtedness described in clause (g) of the definition of Indebtedness herein and (iii) the aggregate amount of Hybrid Equity Credit for Hybrid Equity Securities existing on such date of determination).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and the guarantee by the Subsidiary Guarantors of the obligations of the Borrower under this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means:

(1)  any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by a Financial Officer of the Borrower in the manner provided below; and

(2)  any Subsidiary of an Unrestricted Subsidiary.  A Financial Officer may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower and a Restricted Subsidiary but excluding any Subsidiary Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated.  A Financial Officer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) giving effect to such designation shall not result in the occurrence and continuance of a Default and (ii) any Indebtedness of such Subsidiary shall not be secured by Liens at the time of such designation except for Liens permitted by Section 6.02.  Any such designation by a Financial Officer shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of a Financial Officer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.  Pioneer Southwest Energy Partners L.P., a Delaware limited partnership has been designated as an Unrestricted Subsidiary under the Existing Credit Agreement and is an Unrestricted Subsidiary hereunder on the date hereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including but not limited to any standard of the FASB Accounting Standards Codification) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Commitment Increase.

(a) Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent, to cause from time to time an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that is not already a Lender hereunder and that is reasonably satisfactory to the Administrative Agent or by allowing one or more existing Lenders to increase their respective Commitments (each a “CI Lender”); provided, however that (i) no Event of Default shall have occurred which is continuing, (ii) no such Commitment Increase shall cause the Commitments under this Agreement to exceed $1,750,000,000, (iii) no Lender’s Commitment shall be increased without such Lender’s prior written consent, (iv) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs in connection with the reallocation of such outstanding Loans, and (v) each CI Lender shall execute a joinder agreement in the form of Exhibit G attached hereto (a “Joinder Agreement”).

(b) Any Commitment Increase shall be requested by written notice from the Borrower to the Administrative Agent (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto and shall be approved by the Administrative Agent, such consent to not be unreasonably withheld.  Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of the Commitments does not exceed the amount set forth in subsection (a)(ii) above), (iii) the identity of each CI Lender, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date (as defined below).  The

Administrative Agent shall review each Notice of Commitment Increase and shall notify the Borrower whether or not the Administrative Agent consents to the proposed Commitment Increase.  If the Administrative Agent consents to such Commitment Increase (such consent not to be unreasonably withheld), the Administrative Agent shall execute a counterpart of the Notice of Commitment Increase and such Commitment Increase shall be effective on the proposed effective date set forth in the Notice of Commitment Increase (if the Administrative Agent consented to such Commitment Increase prior to such proposed date) or on another date agreed to by the Administrative Agent and the Borrower (such date referred to as the “Commitment Increase Effective Date”).

(c) On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.11, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iii) the Borrower shall be responsible to pay to each Lender any breakage fees or costs in connection with the reallocation of any outstanding Loans.

(d) For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings:  (i) “New Funds Amount” means the amount equal to the product of a CI Lender’s increased Commitment or a CI Lender’s new Commitment (as applicable) represented as a percentage of the aggregate Commitments after giving effect to the Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to the Commitment Increase that does not increase its respective Commitment as a result of the Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of a Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).

(e) Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each then CI Lender’s information as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire satisfactory to the Administrative Agent that shall be executed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

Section 2.03 Revolving Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option (but subject to Section 2.19) may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.04 Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the same Business Day of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lenders agree to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period ratably in accordance with its respective Swingline Commitment, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding for any Swingline Lender $50,000,000 or for all Swingline Lenders $150,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Loans as required.  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, that a Swingline Loan may be in an aggregate amount that is equal to the entire available balance of the total Swingline Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(c).

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New

York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the Borrower.  Each Swingline Lender shall make its pro rata share of each Swingline Loan available to the Administrative Agent who will in turn make such amount received available to the Borrower by means of a credit to the general deposit account of the Borrower with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lenders may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of each Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.05(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this Section 2.05(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.07  with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.05(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.05(c) and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this Section 2.05(c) shall not relieve the Borrower of any default in the payment thereof.

(d) Notwithstanding anything to the contrary contained in this Section 2.05, no Swingline Lender shall be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless such Swingline Lender has entered into arrangements

(which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to such Swingline Lender to eliminate such Swingline Lender’s Fronting Exposure (after giving effect to Section 2.21(c)) with respect to any such Defaulting Lender.

Section 2.06 Letters of Credit.

(a) General.  The Borrower, the Administrative Agent, the Issuing Banks, and Lenders hereby agree that all Existing Letters of Credit shall be deemed to be issued under this Agreement as of the Effective Date and shall constitute Letters of Credit hereunder for all purposes (except that the Issuing Bank's standard issuance fee shall not be payable on such deemed issuance).  Except as provided in Section 2.06(i), any of Wells Fargo Bank, National Association, Bank of America, N.A. or JPMorgan Chase Bank, N.A. shall severally serve as Issuing Banks for all Letters of Credit.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit, in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Condition.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires, representations, warranties, covenants, security interests, Liens, indemnities, reimbursements of costs or expenses, events of defaults, remedies, or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Credit Exposures shall not exceed the total Commitments and (ii) the LC Exposure of such Issuing Bank shall not exceed in the aggregate $250,000,000 at any time.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that no Letter of Credit may expire after the date that is five Business Days prior to an Existing Maturity Date in respect of any Declining Lenders under Section 2.20 if, after giving effect to such Letter of Credit, the aggregate Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Existing Maturity Date would be less than the LC Exposure following such Existing Maturity Date.

(d) Participation.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, the Issuing Banks hereby grant to each Lender, and each Lender hereby acquires from the Issuing Banks, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Banks, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Banks and not reimbursed by the Borrower on the date due as provided in paragraph (e) below, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as its interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or (iii) any other event or circumstance whatsoever (other than failure to comply with the terms of such Letter of Credit), whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Banks’ failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in their sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  The Issuing Banks shall, promptly following receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Banks  shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Banks have made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Banks  and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) above, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Banks.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  If the Loans have become immediately due and payable pursuant to Article VII, on the Business Day following the Business Day that the Borrower receives notice from the Administrative Agent (at the direction of Required Lenders) or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest on LC Disbursements comprising such LC Exposure.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (which shall be invested in obligations of, obligations guaranteed by, or obligations backed by the full faith and credit of, the United States of America, certificates of deposit of Administrative Agent or commercial paper having the highest rating from S&P or Moody’s, in each case maturing in less than 180 days).  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement

(k) Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Section 2.06, no Issuing Bank shall be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless such Issuing Bank has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to such Issuing Bank to eliminate such Issuing Bank’s Fronting Exposure (after giving effect to Section 2.21(c)) with respect to any such Defaulting Lender.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 pm, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time, reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Credit Exposures would exceed the Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction (or, in connection with the termination of the Commitments, such later date as may be agreed to by the Administrative Agent), specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Applicable Percentage.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay, (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) with respect to Swingline Loans made to it, to the Administrative Agent for the account of each Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the Swingline Due Date.  “Swingline Due Date” means for each Swingline Loan, the next Business Day from the date the Swingline Loan has been disbursed.  On each date that a Revolving Borrowing is made, the Borrower shall repay the amount of any outstanding Swingline Loans that exceeds $20,000,000.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form attached hereto as Exhibit E.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named and its registered assigns.

Section 2.11 Prepayment of Loans.

(a) Subject to any breakage funding costs payable pursuant to Section 2.16, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty, provided that each prepayment is in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or if such amount is lesser, the outstanding amount of the Borrowing, and made subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than to the Defaulting Lenders, if any) a commitment fee, which shall accrue at the Applicable Margin for commitment fees on the daily amount of the unused Commitment of such Lender without giving effect to such Lender’s Swingline Exposures during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Accrued Commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.  All Commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Subject to Section 2.21(f), the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than to the Defaulting Lenders, if any) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate.  All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but not to exceed the Highest Lawful Rate.

(b) The Loans comprising each Eurodollar Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but not to exceed the Highest Lawful Rate.

(c) When the Borrower requests a Swingline Loan, such Loan shall bear interest from the date it is disbursed at a rate specified by the Borrower at the time of the request of such Loan equal to either (i) the Alternate Base Rate plus the Applicable Margin or (ii) at a rate to be established as provided on Schedule 2.13.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, but not to exceed the Highest Lawful Rate.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing (including any Swingline Loan):

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or in the case of a Swingline Loan, the Swingline Lenders) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Swingline Lender) of making or maintaining their Loans (or its Swingline Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Swingline Loan shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks; or

(ii) impose on any Lender or the Issuing Banks or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; (excluding, in each case, Taxes, as to which Section 2.17 shall govern) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Banks  of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Banks hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Banks, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Banks, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or an Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the

Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower.  The Borrower shall pay to the Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.   In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section in reasonable detail shall be delivered to the Borrower.  The Borrower shall pay to the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereto.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, or Issuing Banks (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, and the Issuing Banks within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, or the Issuing Banks, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability in reasonable detail shall be delivered to the Borrower by a Lender or the Issuing Banks, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Banks.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Upon the Borrower’s written request, the Administrative Agent and each Lender shall use reasonable efforts to make any filings necessary to obtain any refund, deduction or credit of any Taxes or Other Taxes as to which the Borrower has indemnified it or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17.  If the Administrative Agent or a Lender receives any material refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to attempt to take any position to obtain a refund, deduction, or credit, which attempt would be inconsistent with any reporting position otherwise taken by the Administrative Agent or such Lender on its applicable tax returns.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1445 Ross Ave., Suite 4500, MAC T5303-452, Dallas, TX 75202, except payments to be made directly to the Issuing Banks or Swingline Lenders as expressly provided herein and except that payments pursuant to Section 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the

Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Banks with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Notwithstanding the foregoing, if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.21(b).

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank) which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Extension of Maturity Date.  The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 45 days and not more than 75 days prior to any anniversary of the Effective Date, request that the Lenders extend the Maturity Date for an additional period of one year; provided that, only one such extension will be granted during the tenure of the credit facility.  Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day after the date of the Agent’s receipt of the Borrower’s Maturity Date Extension Request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”).  Any Lender that has not so advised the Borrower and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender.  If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, the Borrower shall also make such other prepayments of its Loans pursuant to Section 2.11 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the total Credit Exposures shall not exceed the total Commitments.   Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, pursuant to Section 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender.   Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Borrower under Section 4.01(b) through Section 4.01(d), giving effect to such extension and (ii) on the anniversary of the Effective Date that immediately follows the date on which the Borrower delivers the applicable Maturity Date Extension Request, (A) the conditions set forth in Section 4.02 shall be satisfied, (B) there has been no change since December 31, 2010 that has resulted in a Material Adverse Effect that is continuing and (C) the Administrative Agent shall have received a certificate to that effect dated such date and executed by the President, a Vice President or a Financial Officer of the Borrower.

Section 2.21 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(b)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.18), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Bank and/or a Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Bank and/or a Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Banks or Swingline Lenders as a result of any then final and nonappealable judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, an Issuing Bank or a Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any then final and nonappealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.05 and Section 2.06, the Applicable Percentage of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Loans of that Lender.

(d)           Cash Collateral for Letters of Credit.  Promptly on demand by an Issuing Bank or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Bank (after giving effect to Section 2.21(c)) on terms reasonably satisfactory to the Administrative Agent and such Issuing Bank (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Issuing Bank) for the payment and performance of each Defaulting Lender’s Applicable Percentage of outstanding Letter of Credit obligations.  Moneys in such account shall be applied by the Administrative Agent to reimburse such Issuing Bank immediately for each Defaulting Lender’s Applicable Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(e)           Prepayment of Swingline Loans.  Promptly on demand by a Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to such Swingline Lender (after giving effect to Section 2.21(c)).

(f)           Certain Fees.  For any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any Commitment Fee pursuant to Section 2.12 (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any letter of credit fees pursuant to Section 2.12 otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the respective Issuing Bank pursuant to Section 2.21(d), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such letter of credit fees in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(c), with the balance of such fee, if any, payable to the respective Issuing Bank for its own account.

(g)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lenders and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative

Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers.  Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability.  The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement and all Subsidiary Guaranties have been duly executed and delivered by the Obligor, which is a party thereto, and constitute a legal, valid and binding obligation of such Obligor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts.  The Transactions (a) do not violate the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or (b) except as to matters that could not reasonably be expected to result in a Material Adverse Effect, (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by Ernst & Young LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2010, through and including the Effective Date, there has been no change which could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties.  Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for any failure, defect or other matter that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or, as of the Effective Date, that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws.  Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (including the Foreign Corrupt Practices Act, regulations regarding money laundering, and regulations of and sanctions administered by the Office of Foreign Assets Control) applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08 Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes.  Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes for which the

Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves including, Taxes that are being contested in good faith by appropriate proceedings or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  Neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

Section 3.11 Disclosure.  The information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains no material misstatement of fact nor omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of any general counsel or associate general counsel of the Borrower or a wholly owned subsidiary of the Borrower acting as counsel for the Borrower, and of Thompson & Knight, LLP, outside counsel for the Borrower, covering those matters described on Exhibit C.  The Borrower hereby requests such counsels to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent, Lenders and Co-Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) All amounts outstanding under the Existing Credit Agreement shall have been paid in full.

(g) The Borrower shall duly complete and execute promissory notes for each Lender that has made such request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on April 15, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement and of the Subsidiary Guarantors set forth in the Subsidiary Guaranties shall be true and correct on and as of the date of such Borrowing or the date of the issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

     (c)  If an Investment Grade Date has not occurred, there has been no change since December 31, 2010 that has resulted in a Material Adverse Effect which is continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and, prior to the occurrence of an Investment Grade Date, paragraph (c) of this Section.  After the occurrence of an Investment Grade Date, paragraph (c) of this Section will be deleted permanently.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year prepared on a basis consistent with that used on Form 10-Q as required by the Securities and Exchange Commission, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under subsections (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.04 (a) and prior to the occurrence of an Investment Grade Date, (b);

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) prior to the occurrence of an Investment Grade Date, (i) by March 31 of each year, the Borrower shall furnish to the Administrative Agent and to each Lender a Reserve Report, which Reserve Report shall be dated as of the immediately preceding December 31 and shall set forth the Proved Reserves attributable to all or substantially all of the Oil and Gas Properties then owned by the Borrower and its Restricted Subsidiaries and the PV attributable thereto as contemplated in the definition of Reserve Report and (ii) by May 15, August 15, and November 15 of each year, commencing May 15, 2011, the Borrower shall furnish to the Administrative Agent and to each Lender the applicable Reserve Information prepared as of the immediately preceding March 31, June 30, and September 30, respectively, and shall set forth the Proved Reserves attributable to all or substantially all of the Oil and Gas Properties then owned by the Borrower and its Restricted Subsidiaries and the PV attributable thereto; after the occurrence of an Investment Grade Date, this Section 5.01(e) will be deleted permanently;

                                        (f) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(h) concurrently with any delivery of financial statements under subsections (a) or (b) of this Section 5.01, written notice of any changes in the Borrower’s hedging arrangements since the date of the last such notice.

Documents required to be delivered pursuant to subsections (a), (b) or (d) of this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet (at the date hereof located at http://www.pioneernrc.com); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by subsection (c) of this Section 5.01 to the

Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials, that are not marked “PUBLIC”, constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Co-Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.02 Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect if adversely determined;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except for any failure to maintain, preserve or qualify that could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) a termination of such existence, good standing, rights licenses, permits, privileges and franchises of any Restricted Subsidiary if Borrower determines in good faith that such termination is in the best interest of Borrower and could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except for any failure that could reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used for general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09 Operations.  Borrower will cause the primary business of the Borrower and its Restricted Subsidiaries, taken as a whole, to be the exploration, production and development of oil, natural gas and other liquid and gaseous Hydrocarbons and the gathering, processing, transmission and marketing of Hydrocarbons and activities related or ancillary thereto.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness.

(a)           The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist (collectively “incur”) any Indebtedness if the Borrower would be in breach of any covenant set forth in Section 6.04 as a result of such incurrence.

(b)           The Borrower will not permit any Restricted Subsidiary to incur Indebtedness (including for this purpose, the amount of such Indebtedness of the Borrower that is Guaranteed by such Restricted Subsidiaries) except for (i) Indebtedness of a Restricted Subsidiary in respect of letters of credit issued for the account of such Restricted Subsidiary that does not secure Indebtedness or obligations of the Borrower or an Unrestricted Subsidiary, (ii) Indebtedness owed by such Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; (iii) Indebtedness of a Person that becomes, by acquisition or merger, a Restricted Subsidiary which Indebtedness existed prior to the time of such acquisition or merger and was not incurred or created in contemplation of such acquisition or merger; (iv) Indebtedness of any Restricted Subsidiary in respect of production payments, forward sales and similar arrangements and other secured Indebtedness referred to in Section 6.02(g); and (v) other Indebtedness outstanding at such time for all Restricted Subsidiaries (but without duplication) in an aggregate amount not exceeding $500,000,000.

Section 6.02 Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien on any property or asset existing prior to the acquisition thereof by the Borrower or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii)  such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary, and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created in connection with the acquisition, development, construction or improvement by the Borrower or any Restricted Subsidiary of fixed or capital assets; provided that (i) such Liens secure Indebtedness permitted by Section 6.01 and all Indebtedness secured by Liens permitted by this clause does not exceed $500,000,000 in the aggregate outstanding at any time, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such development, construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, developing, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any property or assets of the Borrower or any Restricted Subsidiary other than such fixed or capital assets so acquired, developed, constructed or improved and other fixed or capital assets that are developed or improved thereby or otherwise reasonably related thereto (in the good faith determination of the Borrower) and working capital assets related thereto (including but not limited to revenue from, and insurance, condemnation, sale and other proceeds of, any such fixed or capital assets); and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

(e) Liens securing obligations owing under this Agreement and Liens on cash or deposits granted in favor of a Swingline Lender or an Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(f) Liens on deposits pursuant to any Swap Agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business, not to exceed $200,000,000 in the aggregate amount outstanding at any time; and

(g) production payments, forward sales and similar arrangements and other secured Indebtedness; provided that the amount of Indebtedness attributable thereto does not exceed fifteen percent (15%) of Consolidated Net Tangible Assets determined as of the time each such production payment, forward sale or similar arrangement or other secured Indebtedness is entered into and determined based upon the financial statements then most recently delivered pursuant to Section 5.01(a) and (b), and without reduction to Consolidated Net Tangible Assets on account of any such production payment, forward sale or similar arrangement or other secured Indebtedness.

Section 6.03 Fundamental Changes.

(a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the surviving entity is the Borrower.

(b) The Borrower will not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of the Subsidiary Guarantors (in each case, whether now owned or hereafter acquired) other than to another Subsidiary Guarantor.

Section 6.04 Financial Covenants

(a) The Borrower shall not permit, at any time, the ratio of Total Debt to Total Cap to be greater than 0.60 to 1.0.

(b) The Borrower will not permit, on any day during the period, if any, prior to the occurrence of an Investment Grade Date (each day in such period called a “determination day”), the ratio of PV to Total Debt on such determination day to be less than 1.75 to 1.0.  After the occurrence of an Investment Grade Date, this Section 6.04(b) will be deleted permanently.

Section 6.05 Investments, Loans, Advances and Guarantees.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in, any Unrestricted Subsidiaries except that the Borrower or any Restricted Subsidiaries may make loans or advances to, or investments or other interests in Unrestricted Subsidiaries if at the time of the making of such loan, advance, investment or other interest the aggregate book value of assets (plus the aggregate amount of any non-cash write downs therein under FASB Accounting Standards Codification topics “Extractive Activities – Oil & Gas”, “Income Taxes”, “Intangibles – Goodwill and Other” and “Property, Plant and Equipment” (as successors to Statements of Financial Accounting Standards Nos. 19, 109, 142, and 144) (and any standards replacing, modifying or superceding any such Standard) after December 31, 2010, net of associate taxes) of the Borrower and its Restricted Subsidiaries on a consolidated basis (excluding investments in Unrestricted Subsidiaries) exceeds $2,750,000,000.

(b)           Except as permitted under Section 6.01(b)(v), no Restricted Subsidiary shall Guarantee Indebtedness of the Borrower unless it shall have previously or concurrently therewith Guaranteed the obligations under the Loan Documents on at least an equal and ratable basis with such Indebtedness of the Borrower, by execution and delivery of a Subsidiary Guaranty to the Administrative Agent together with the items in Section 4.01(b) and (c) as to such Subsidiary Guarantor and the Subsidiary Guaranty.

Section 6.06 Swap Agreements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or projected exposure (other than those in respect of Equity Interests  of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) other Swap Agreements permitted under the risk management policies approved by the Borrower's Board of Directors from time to time and not subjecting the Borrower and its Restricted Subsidiaries to material speculative risks.

Section 6.07 Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on fair and reasonable terms, and (b) transactions between or among the Borrower and its wholly-owned Restricted Subsidiaries not involving any other Affiliate.

Section 6.08 Restrictive Agreements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to customary restrictions or conditions existing in any agreement relating to Indebtedness of any Subsidiary permitted by Section 6.01(b) and such restrictions or conditions will not materially impair the ability of the Borrower to pay its Indebtedness and other obligations hereunder and (v) the foregoing shall not apply to customary restrictions or conditions existing in any agreement relating to Indebtedness of Pioneer Southwest Energy Partners L.P. in the event it becomes a Restricted Subsidiary.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary Guarantor in or in connection with this Agreement, any Subsidiary Guaranty or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any Subsidiary Guaranty or any amendment or modification hereof or thereof or any waiver hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made and either (1) an Executive Officer of Borrower had actual knowledge that such representation or warranty was false or incorrect in a material respect when made or (2) if no Executive Officer had such knowledge, such representation or warranty shall continue to be false or incorrect in any material respect thirty (30) Business Days after the earlier of an Executive Officer of Borrower obtaining actual knowledge thereof or written notice thereof shall have been sent to Borrower by Administrative Agent or by any Lender;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), or Section 5.08 or in Article VI;

(e) the Borrower or any Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any Subsidiary Guaranty (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest in respect of any Material Indebtedness (other than in respect of any Swap Agreement), when and as the same shall become due and payable and such failure continues beyond any applicable period of grace provided therefor or any event or condition occurs that results in any Material Indebtedness (other than in respect of any Swap Agreement) becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness (other than in respect of any Swap Agreement) or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition continues beyond any applicable period of grace provided therefor, provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such Indebtedness is paid when due;

(g) there shall have occurred under one or more Swap Agreements constituting Material Indebtedness an Early Termination Date (as defined in such Swap Agreement or any other event analogous thereto) resulting from (i) any event of default under such Swap Agreement as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (ii) any Termination Event under and as defined in such Swap Agreement as to which the Borrower or any Restricted Subsidiary is an Affected

Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is an aggregate amount greater than $75,000,000;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material domestic assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to an Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to an Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Administrative Agent.   Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks  and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.02 The Co-Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents  The Co-Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders (or Issuing Bank, if applicable) hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to 5205 North O’Connor Boulevard, Suite 200, Irving, Texas, 75039, Attention of Richard P. Dealy (Facsimile No. (972) 969-3572);

(b) if to the Administrative Agent, to Wells Fargo Bank, National Association, 1445 Ross Ave., Suite 4500, MAC T5303-452, Dallas, TX 75202, Attention of David C. Brooks, Facsimile No.: (214) 721-8215;

(c) if to the Issuing Banks, to Wells Fargo Bank, National Association at the address set forth in paragraph (b) above, and to Bank of America, N.A. and to JPMorgan Chase Bank, N.A. at their respective address (or telecopy number) set forth below:

Bank of America, N.A.
700 Louisiana, 13th Floor
Houston, TX 77002
Attn:  Ron McKaig
Fax:  713-247-7286

with a copy to:

Bank of America, N.A.
901 Main St.
Dallas, TX 75202
Attn:  Sahar Sharkawy
Fax:  214-290-9443

JPMorgan Chase Bank, N.A.
712 Main Street, Floor 12
Houston, Texas, 77002
Attn:  Muhammad Hasan
Fax:  713-216-4117

with a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd, Ops 2/3
Newark, DE 19713
Attn: Nicole Mangiaracina
Fax:  201-244-3885

(d) if to the Swingline Lenders, to Wells Fargo Bank, National Association at the address set forth in paragraph (b) above, and to Bank of America, N.A. and to JPMorgan Chase Bank, N.A. at their respective its addresses (or telecopy number) set forth in their Administrative Questionnaire.

(e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(f) Notices and communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto, or, in the case of any Lender, to the Administrative Agent and the Borrower.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, if received during recipient’s normal business hours.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Banks  or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks  and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Banks may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement, any provision hereof, nor any provisions of the Subsidiary Guaranties may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09 or Section 2.18(b) or (c) in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended or amounts owed to such Lenders reduced, or the final maturity thereof extended without the consent of such Lender, and any amendment to further restrict the voting rights of Defaulting Lenders shall require the consent of all Lenders.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Co-Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the Subsidiary Guaranties or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the Subsidiary Guaranties, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Attorneys’ fees reimbursed by Borrower in connection with the matters under clause (iii) above shall be for a single law firm per country (unless conflicts (including conflicts between the Administrative Agent, the Co-Arrangers and the other Lenders as determined in the reasonable discretion of the Required Lenders) otherwise prohibit the engagement of a single law firm) plus a single local counsel in each jurisdiction where local counsel is reasonably required.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Banks, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the

Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor or demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, WILFUL MISCONDUCT OF SUCH INDEMNITEE OR BREACH OF CONTRACTUAL UNDERAKING OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Banks or the Swingline Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Banks or the Swingline Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Banks or the Swingline Lenders in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliates of the Issuing Banks that issue any Letters of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliates of the Issuing Banks that issue any Letters of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the Administrative Agent and each Issuing Bank, provided that no consent of the Administrative Agent or any Issuing Bank shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender (or an affiliate of a Lender) with a Revolving Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $20,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and comply with the requirements of Section 2.17(e).

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)      Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

 (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) No assignment or participation shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Section 9.05 Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 9.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 9.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

Section 9.09 WAIVER OF JURY TRIAL. EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY

HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.09.

Section 9.10 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.11 Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory body claiming to have authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or authority, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to its advisors (other than its accountants and legal counsel), (iv) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (v) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (vi) to a nationally recognized rating agency that requires access to information regarding the Borrower, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Banks or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

Section 9.12 Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in the Agreement or the

Subsidiary Guaranties, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under the Agreement or the Subsidiary Guaranties shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 9.13 USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.14 Restatement.  This Agreement amends, restates and supercedes the Existing Credit Agreement.

[SIGNATURE PAGES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:	PIONEER NATURAL RESOURCES COMPANY

	By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
	Title:	Executive Vice President and Chief Financial Officer

Administrative Agent & Lender:	WELLS FARGO BANK, NATIONAL
ASSOCIATION

	By:	/s/ Lauren D. Trussell
	Name:	Lauren D. Trussell
	Title:	Assistant Vice President

Syndication Agent & Lender:	BANK OF AMERICA, N.A.

	By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

Syndication Agent & Lender:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Robert Traband
	Name:	Robert Traband
	Title:	Managing Director

Documentation Agent & Lender:	BANK OF MONTREAL

	By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Director

Lender:	CITIBANK, N.A.

	By:	/s/ Angela McCracken
	Name:	Angela McCracken
	Title:	Vice President

Lender:	COMPASS BANK

	By:	/s/ Spencer Stasney
	Name:	Spencer Stasney
	Title:	Vice President

Lender:	BNP PARIBAS

	By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Managing Director

	By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

Lender:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

	By:	/s/ Laurance J. Bressler
	Name:	Laurance J. Bressler
	Title:	Managing Director

Lender:	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

	By:	/s/ Robert Chesley
	Name:	Robert Chesley
	Title:	Director

Lender:	DNB NOR BANK ASA

	By:	/s/ Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

	By:	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	Head of Corporate Banking

Lender:	MIZUHO CORPORATE BANK, LTD.

	By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

Lender:	THE ROYAL BANK OF SCOTLAND ple

	By:	/s/ Steve Ray
	Name:	Steve Ray
	Title:	Director

Lender:	UBS AG, STAMFORD BRANCH

	By:	/s/ Ira R. Otsa	/s/ Mary E. Evans
	Name:	Ira R. Otsa	Mary E. Evans
	Title:	Associate Director	Associate Director
		Banking Products	Banking Products
		Services, US	Services, US

Lender:	CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK

	By:	/s/ Tom Byargeon
	Name:	Tom Byargeon
	Title:	Managing Director

/s/ Michael D. Willis
Michael D. Willis
Managing Director

Lender:	CREDIT SUISSE AG, Cayman Islands Branch

	By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Vice President

	By:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

Lender:	GOLDMAN SACHS BANK USA

	By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Lender:	TORONTO DOMINION (NEW YORK) LLC

	By:	/s/ Debbie Brito
	Name:	Debbie Brito
Title:

Lender:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Tyler Fauerbach
	Name:	Tyler Fauerbach
	Title:	Vice President

Lender:	BARCLAYS BANK PLC

	By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

Lender:	COMERICA BANK

	By:	/s/ Dustin S. Hansen
	Name:	DUSTIN S. HANSEN
	Title:	SENIOR VICE PRESIDENT

Lender:	MORGAN STANLEY BANK, N.A.

	By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Lender:	ROYAL BANK OF CANADA

	By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

Lender:	SOCIETE GENERALE

	By:	/s/ Stephen W. Wartel
	Name:	Stephen W. Wartel
	Title:	Managing Director

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

1.	Issuing Bank:	JPMorgan Chase Bank, N.A.
	Beneficiary:	Liberty Mutual Insurance Company
	Amount:	$1,051,000
	Date of Issue:	12/04/2006
	Expiration	12/02/2011

2.	Issuing Bank:	JPMorgan Chase Bank, N.A.
	Beneficiary:	Royalty Acquisition Company LLC
	Amount:	$25,000,000
	Date of Issue:	12/08/2005
	Expiration	12/15/2011

3.	Issuing Bank:	JPMorgan Chase Bank, N.A.
	Beneficiary:	Ruby Pipeline
	Amount:	39,009,330
	Date of Issue:	01/25/2010
	Expiration	01/25/2012

Schedule 1-01 - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

SCHEDULE 2.01

COMMITMENTS

Lender	Amount of Commitment	Percentage of Total Commitments*
Wells Fargo Bank, National Association	$85,000,000.00	6.80%
Bank of America, N.A.	$85,000,000.00	6.80%
JPMorgan Chase Bank, N.A.	$85,000,000.00	6.80%
Bank of Montreal	$70,000,000.00	5.60%
Citibank, N.A.	$70,000,000.00	5.60%
BBVA Compass Bank	$60,000,000.00	4.80%
BNP Paribas	$60,000,000.00	4.80%
The Bank Of Tokyo-Mitsubishi UFJ, LTD.	$60,000,000.00	4.80%
Deutsche Bank AG New York Branch	$60,000,000.00	4.80%
DnB NOR Bank ASA	$60,000,000.00	4.80%
Mizuho Corporate Bank, LTD	$60,000,000.00	4.80%
The Royal Bank of Scotland plc	$60,000,000.00	4.80%
UBS AG, Stamford Branch	$60,000,000.00	4.80%
Credit Agricole Corporate and Investment Bank	$45,000,000.00	3.60%

*Percentages are rounded to nearest one-hundredth

Schedule 2-01 - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

Lender	Amount of Commitment	Percentage of Total Commitments*
Credit Suisse AG, Cayman Islands Branch	$45,000,000.00	3.60%
Goldman Sachs Bank USA	$45,000,000.00	3.60%
Toronto Dominion (New York) LLC	$45,000,000.00	3.60%
U.S. Bank National Association	$45,000,000.00	3.60%
Barclays Bank PLC	$30,000,000.00	2.40%
Comerica Bank	$30,000,000.00	2.40%
Morgan Stanley Bank, N.A.	$30,000,000.00	2.40%
Royal Bank of Canada	$30,000,000.00	2.40%
Societe Generale	$30,000,000.00	2.40%
Total:	$1,250,000,000.00	100.00%

Schedule 2-01 - 2
Second Amended and Restated 5-Year Revolving Credit Agreement

SCHEDULE 2.13

SWINGLINE LOAN RATE CALCULATION

The rate of interest for a Swingline Loan shall be (a) the "ASK" rate for Federal Funds appearing on Page 5 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal Funds for a term of one Business Day) at the time reviewed by the Administrative Agent plus (b) the Applicable Margin for the Eurodollar Spread.  In the event that part (a) of such rate is not available at such time for any reason, then part (a) of such rate will be the rate agreed to between the Administrative Agent and the Borrower.  The Borrower understands and agrees that the rate quoted from Page 5 of the Dow Jones Market Service is a real-time rate that changes from time to time.  The rate quoted by the Administrative Agent and used for the purpose of setting the interest rate for a Swingline Loan will be the rate on the screen of the Administrative Agent at the time of setting the rate and will not be an average or composite of rates for that day.

Schedule 2-13 - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

SCHEDULE 3.06

DISCLOSED MATTERS

1.
Clipper. In February 2008, the Company withdrew as operator from the Clipper project in the Gulf of Mexico.  Davis and Stephens (“D/S”) elected to remain in the project. In December 2010, D/S made a demand on the Company to pay the Company’s 55% net interest for cost of future plugging and abandonment (“P/A”) of the two wells that were drilled at Clipper while the Company was the operator.

2.
Poplar Montana Municipal Water Supply. Since 1999, the Company and two other companies (Murphy and Samson) have been working with the EPA under three Consent Orders regarding treating and tracking an underground plume of brine alleged to have been the result of decades earlier oil and gas production in the Poplar, MT area.  In December 2010, the EPA notified the Company and the other two companies that the EPA had issued an Order under the Federal Safe Drinking Water Act. The Order states that contaminants have been detected in the public water supply that serves the city of Poplar, MT and the Fort Peck Indian reservation.  The EPA Order required the companies to: (1) monitor and test the potentially impacted water supply, (2) submit a plan to provide an alternative source of water to the City of Poplar if the monitoring shows specified levels of contaminants, (3) sample private water wells upon request, (4) provide bottled water to homeowners if necessary, and (5) submit a plan for remediating the contaminated groundwater. The companies are currently monitoring the water supply and have agreed to sample private water wells upon request, and are to present a plan to comply with items 2-4 if and when the contamination allegedly reaches the City of Poplar’s water supply.

3.
Argentine Disposition. The Company has provided the purchaser of its Argentine assets certain indemnifications and remains responsible for certain contingent liabilities, subject to defined limitations.

Schedule 3-06 - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

SCHEDULE 6.02

LIENS

NONE

Schedule 6-02 - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

SCHEDULE 6.08

EXISTING RESTRICTIVE AGREEMENTS

NONE

Schedule 6-08 - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]1    Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s):	______________________________

4.	Administrative Agent:	______________________, as the administrative agent under the Credit Agreement

1 Include bracketed language if there are either multiple Assignors or multiple Assignees.
2 Select as applicable.

Exhibit A - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

5.	Credit Agreement:
The Second Amended and Restated 5-Year Credit Agreement dated as of March 31, 2011 among Pioneer Natural Resources Company, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned3	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans4
	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Commitment," "Tranche A Commitment," "Tranche B Commitment," etc.)
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2
Second Amended and Restated 5-Year Revolving Credit Agreement

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Name:
Title:

Consented to:

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

Exhibit A - 3
Second Amended and Restated 5-Year Revolving Credit Agreement

ANNEX 1

[__________________]5

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender6, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

5 Describe Credit Agreement at option of Administrative Agent.
6 The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Exhibit A - 4
Second Amended and Restated 5-Year Revolving Credit Agreement

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A - 5
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT B

FORM OF
NOTICE OF COMMITMENT INCREASE

[Date]

Wells Fargo Bank, National Association
[                      ]
[                      ]
Attention:  __________________

Ladies and Gentlemen:

The undersigned, Pioneer Natural Resources Company (“PNRC”), refers to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among PNRC, as Borrower, and Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders and other agents party thereto.  PNRC hereby notifies you, pursuant to Section 2.02 of the Credit Agreement, that PNRC hereby requests that the aggregate amount of the Commitments under the Credit Agreement be increased and the CI Lenders agree to provide Commitments under the Credit Agreement, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02(b) of the Credit Agreement:

(a)           the effective date of such increase of aggregate amount of the Lenders’ Commitments is _______________;

(b)           the amount of the requested increase of the Commitments is $__________________;

(c)           the CI Lenders that have agreed with PNRC to provide or increase their respective Commitments, are _____________________________ [INSERT NAMES OF THE CI LENDERS]; and

(d)           set forth on Annex I attached hereto is the amount of the respective Commitments of all Reducing Percentage Lenders and all CI Lenders as of effective date of such Commitment Increase.

Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.

Exhibit B - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

Very truly yours,

PIONEER NATURAL RESOURCES
COMPANY

By:
Name:
Title:

Approved and Consented to by:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Administrative Agent

By:
Name:
Title:

Exhibit B - 2
Second Amended and Restated 5-Year Revolving Credit Agreement

ANNEX I
TO
NOTICE OF COMMITMENT INCREASE

(as of _________, 201__)

Lender	Amount of Commitment	Percentage of Total Commitments
Wells Fargo Bank, National Association

Total:	[1,250,000,000.00]	100.0000000%

Exhibit B - 3
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT C

FORM OF

OPINION OF BORROWER’S COUNSEL

March 31, 2011

Wells Fargo Bank, National Association,
    as Administrative Agent, and each of the Lenders
    presently party to the Credit Agreement referred to below
_________________________
_________________________
_________________________

Re:
Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011 (the “Credit Agreement”) by and among Pioneer Natural Resources Company, as Borrower (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto

Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of the Borrower, and have acted as counsel for the Borrower with respect to the execution and delivery of the Credit Agreement and the Notes executed by the Borrower thereunder (the “Subject Documents”). This opinion is delivered to you pursuant to the Credit Agreement.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement unless otherwise indicated by the context in which such terms are so used.

In connection with the opinions hereinafter expressed, I have (i) investigated such questions of law, (ii) examined such corporate documents and records of Borrower and certificates of public officials, and (iii) received such information from officers and/or other representatives of the Borrower as I have deemed necessary or appropriate for the purposes of the opinions set forth herein.  I have also examined the Subject Documents.

In rendering the opinions herein set forth, I have assumed (i) the due execution and delivery of each of the Subject Documents by all parties thereto other than the Borrower, (ii) that each of the Subject Documents is valid, binding and enforceable against the parties thereto other than the Borrower, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the authenticity of all documents submitted to me as originals, and (vi) the conformity to original documents of all documents submitted to me as copies.  As to various questions of fact material to my opinions, I have relied upon the representations made in the Subject Documents by, and upon certificates of the officers of, the Borrower.

Exhibit C - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

A. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

B. The Borrower has the corporate power and authority to execute and deliver the Credit Agreement and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Credit Agreement and the performance by it of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Borrower.

C. The Credit Agreement has been duly executed and delivered by the Borrower.

D. The execution and delivery by the Borrower of the Credit Agreement do not, and the performance by the Borrower of its obligations under the Credit Agreement will not, (a) breach or result in a default under, or creation or imposition of any lien on any properties of the Borrower pursuant to the terms of, any indenture, credit agreement or other agreement in respect of borrowed money or, to my knowledge, any other material agreement or instrument to which the Borrower is a party or by which it or its properties are bound, or (b) to my knowledge, result in any violation of any order, writ, judgment or decree.

E. The Borrower is not an “investment company” within the meaning of, nor subject to regulation under, the Investment Company Act of 1940, as amended.

The opinions set forth above are limited to the matters expressly set forth in such opinions, and no opinion is to be implied or inferred beyond such matters.  The opinions set forth above are limited further by the following:

1.           The enforceability of the Subject Documents may be limited or affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance or obligation, rearrangement, moratorium, reorganization, liquidation, conservatorship, or similar debtor relief laws affecting the enforcement of creditors rights generally, (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law), (iii) the rights of the United States of America under the Federal Tax Lien Act of 1996, as amended, (iv) standards of commercial reasonableness and good faith, and (v) other applicable laws, court decisions and constitutional requirements in and of the States of Texas and Delaware or the United States of America, as applicable, limiting or affecting the exercise of remedies, but the remedies provided for in the Subject Documents, as a whole, are adequate for the practical realization of the benefits intended to be conferred by the Subject Documents, except the consequences of any procedural delay that may result therefrom.

2.           To the extent that the obligations of the Borrower may be dependent upon such matters, I have assumed that all parties to the Subject Documents other than the Borrower (i) are duly organized, validly existing, and in good standing under the laws of

Exhibit C - 2
Second Amended and Restated 5-Year Revolving Credit Agreement

their respective jurisdictions of organization, and (ii) have the requisite corporate power and authority to enter into and perform their respective obligations under the Subject Documents.

3.           This opinion speaks as to matters existing as of the date hereof and is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond such matters.

4.           I express no opinion as to the enforceability of any provisions providing for (i) the waiver of a trial by jury, waiver of venue or forum selection, or waiver of damage claims, (ii) the indemnification or exculpation of any Agent or any Lender (A) in violation of public policy, (B) to the extent precluded by federal or state securities laws, or (C) purporting to indemnify or exculpate any Agent or any Lender from the consequences of its own negligence or strict liability, or (iii) any party's consent to jurisdiction.

5.           I have assumed that the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds.

6.           The term “to my knowledge” and other terms of similar import used in this opinion shall mean only my existing actual knowledge and are not intended to imply that I in fact have actual knowledge of the subject matter to which such terms apply; accordingly, except as may be otherwise noted herein, I have not made any independent verification of or inquiry with respect to any facts relevant to such opinion, whether for purposes of rendering this opinion to you or in the general course of my representation of the Borrower; however, in the course of rendering the legal services required in connection with the Subject Documents, no facts or circumstances have come to my attention that any such information is incorrect in any respect.  You are advised that my engagement by the Borrower has been limited to specific matters about which I have been consulted; consequently, there are matters of a legal nature involving the Borrower about which I have not advised or represented them.

The opinions expressed herein are limited to the laws of the State of Texas, the federal law of the United States of America, and the corporate laws of the State of Delaware. The opinions expressed herein are based on present interpretations of presently existing laws and regulations of such jurisdictions, and you should be aware that I am not admitted to the practice of law in the State of Delaware and my opinions expressed herein as to the laws of such state are based solely upon the unofficial compilations of the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, and reported court decisions available to me.  The opinions expressed herein also are based on the facts and circumstances related to the substance of the opinions expressed herein as they exist on the date hereof.

This opinion is limited in its use to reliance by the Agents and the Lenders in consummating the transactions contemplated by the Subject Documents, and no person or entity other than the Agents and the Lenders and their permitted assignees and participants may rely on it, provided that any such reliance by an assignee or participant must be actual and reasonable under the circumstances existing at the time of assignment or participation, including

Exhibit C - 3
Second Amended and Restated 5-Year Revolving Credit Agreement

circumstances relating to any change in law or fact or other development known or reasonably knowable by the assignee or participant at such time.  Without my prior written consent, this opinion may not be quoted in whole or in part, or otherwise referred to in any report or document or furnished to any other person or entity, except in accordance with the provisions of Section 9.11 of the Credit Agreement.

I disclaim any duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters addressed herein.

Respectfully submitted,

Mark H. Kleinman

Exhibit C - 4
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT D

FORM OF
SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY is dated as of [              ] made by [             ], a [          ] (the “Subsidiary Guarantor”), in favor of Wells Fargo Bank, National Association, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the banks and other financial institutions (the “Lenders”) from time to time parties to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pioneer Natural Resources Company (the “Borrower”), the Administrative Agent, the Issuing Banks, the Lenders party thereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Bank of Montreal and Citibank, N.A., as Co-Documentation Agents, and Wells Fargo Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as Co-Arrangers and Joint Bookrunners.

R E C I T A L S

A.           The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.           The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of the Credit Agreement.

C.           It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement (or an ongoing covenant of the Borrower under the Credit Agreement) that the Subsidiary Guarantor shall have executed and delivered this Subsidiary Guaranty to the Administrative Agent for the benefit of the Lenders.

D.           NOW, THEREFORE, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, the Subsidiary Guarantor hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:

Section 1.  Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.  The following terms have the following meanings:

“Liabilities” means the collective reference to the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of the Borrower (including, without limitation, all Indebtedness) of every kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by, the Loan Documents, including, without limitation, the unpaid principal of and interest on the Loans and the LC Exposure and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to

Exhibit D - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

the Guaranteed Creditors, whether direct or indirect, absolute or contingent, due or to become due,  now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Loan Documents, whether on account of principal, interest, premium, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all costs, fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Borrower pursuant to the terms of any Loan Documents).

“Guaranteed Creditors” means the collective reference to the Administrative Agent, the Issuing Banks and the Lenders.

           Section 2. Rules of Interpretation.  Section 1.03 and Section 1.04 of the Credit Agreement are hereby incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

Section 3. Guaranty of Payments.  The Subsidiary Guarantor unconditionally and irrevocably guarantees to the Guaranteed Creditors the punctual payment of the Liabilities, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise; provided that the maximum liability of the Subsidiary Guarantor shall not exceed the amount which can be guaranteed by the Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors; provided, further, however, it is understood that the obligations of the Borrower to the Guaranteed Creditors may at any time and from time to time exceed the liability of the Subsidiary Guarantor hereunder without impairing this Subsidiary Guaranty and the Subsidiary Guarantor and the Guaranteed Creditors agree, as between themselves, that regardless of the manner of application of payments made by the Borrower to the Guaranteed Creditors, all such payments shall be deemed to be applied first to the portion of the obligations of the Borrower to the Guaranteed Creditors which are not guaranteed hereunder and last to the portion of such obligations which are guaranteed hereunder.  This Subsidiary Guaranty is a guaranty of payment and not of collection only.  The Guaranteed Creditors shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral.  The Subsidiary Guarantor agrees that, as between the Subsidiary Guarantor and the Guaranteed Creditors, the Liabilities may be declared to be due and payable for the purposes of this Subsidiary Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guaranty.  No payment made by any Obligor or any other Person or received or collected by the Guaranteed Creditors from any Obligor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Liabilities shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Liabilities or any payment received or collected from such Subsidiary Guarantor in respect of the Liabilities), remain liable for the Liabilities up to the maximum liability of such Subsidiary Guarantor hereunder until the Liabilities are paid in full in cash, no Letter of Credit shall be outstanding and all of the Commitments are terminated.

Exhibit D - 2
Second Amended and Restated 5-Year Revolving Credit Agreement

Section 4.  Guaranty Absolute and Unconditional.  The Subsidiary Guarantor guarantees that the Liabilities shall be paid strictly in accordance with the terms of the Loan Documents.  The liability of the Subsidiary Guarantor under this Subsidiary Guaranty is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or Liabilities, or any other amendment or waiver of, or any consent to departure from, any of the terms of any Loan Document or Liabilities, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release for all or any of the Loan Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Liabilities; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Liabilities; (e) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower, any Subsidiary Guarantor or any other Person at any time liable for the payment of all or part of the Liabilities, including any discharge of, or bar or stay against collecting, any Liability (or any part of them or interest therein) in or as a result of such proceeding; (f) any sale, lease or transfer of any or all of the assets of the Borrower or any other Subsidiary Guarantor, or any changes in the shareholders of the Borrower or the Subsidiary Guarantor; any change in the corporate existence (including its constitution, laws, rules, regulations or power), structure or ownership of any Obligor; (g) the absence of any attempt to collect the Obligations or any part of them from any Obligor; (h) any sale, exchange, waiver, surrender or release of any guarantee or right of offset at any time held by the Guaranteed Creditors for the payment of the Liabilities; (i) the addition, from time to time, of any guarantors, makers or endorsers of the Liabilities, or of any additional security or collateral for the payment of the Liabilities; and (j) any other setoff, defense or counterclaim whatsoever, or any other circumstance or act whatsoever with respect to the Loan Documents or the transactions contemplated thereby which might constitute or be construed to constitute a legal or equitable defense available to, or discharge of, the Borrower or a Subsidiary Guarantor under the Credit Agreement or this Subsidiary Guaranty, in bankruptcy or in any other instance (in any case, except a defense of payment or performance, whether based on contract, tort or any other theory).  When making any demand hereunder or otherwise pursuing their rights and remedies hereunder against any Subsidiary Guarantor, the Guaranteed Creditors may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as they may have against the Borrower, any other Subsidiary Guarantor or any other Person or against any guarantee for the Liabilities or any right of offset with respect thereto, and any failure by the Guaranteed Creditors to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Subsidiary Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Subsidiary Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Creditors against any Subsidiary Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Exhibit D - 3
Second Amended and Restated 5-Year Revolving Credit Agreement

Section 5.  Guaranty Irrevocable.  This Subsidiary Guaranty is a continuing guaranty of all Liabilities now or hereafter existing under the Loan Documents and shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Subsidiary Guaranty, no Letter of Credit shall be outstanding and all of the Commitments are terminated.

Section 6.  Reinstatement.  This Subsidiary Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Liabilities is rescinded or must otherwise be returned by the Guaranteed Creditors on the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, all as though the payment had not been made.

Section 7.  No Subrogation.  Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by the Guaranteed Creditors, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Guaranteed Creditors against the Borrower or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Guaranteed Creditor for the payment of the Liabilities, nor shall any Subsidiary Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Guaranteed Creditors on account of the Liabilities are irrevocably and indefeasibly paid in full in cash, no Letter of Credit shall be outstanding and all of the Commitments are terminated.  If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Liabilities shall not have been irrevocably and indefeasibly paid in full in cash, any Letter of Credit shall be outstanding or any of the Commitments are in effect, such amount shall be held by such Subsidiary Guarantor in trust for the Guaranteed Creditors, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Liabilities, whether matured or unmatured, as determined by the Administrative Agent.

Section 8.  Subordination.  Without limiting the Guaranteed Creditors' rights under any other agreement, any liabilities owed by the Borrower to the Subsidiary Guarantor in connection with any extension of credit or financial accommodation by the Subsidiary Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities upon the occurrence of an Event of Default, and, in such an event such liabilities of the Borrower to the Subsidiary Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by the Subsidiary Guarantor as trustee for the Guaranteed Creditors and shall be paid over to the Administrative Agent for the benefit of the Guaranteed Creditors on account of the Liabilities (but only to the extent due and payable but without reducing or affecting in any manner the liability of the Subsidiary Guarantor under the other provisions of this Subsidiary Guaranty.

Section 9.  Payments Generally.  All payments by the Subsidiary Guarantor shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan

Exhibit D - 4
Second Amended and Restated 5-Year Revolving Credit Agreement

Documents; provided, however, that (if the Payment Currency is other than U.S. dollars) the Subsidiary Guarantor may, at its option (or, if for any reason whatsoever the Subsidiary Guarantor is unable to effect payments in the foregoing manner, the Subsidiary Guarantor shall be obligated to) pay to the Administrative Agent at its principal office, for the benefit of the Guaranteed Creditors, the equivalent amount in U.S. dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Liability becomes due, for cable transfers of the Payment Currency to the place where the Liability is payable.  In any case in which the Subsidiary Guarantor makes or is obligated to make payment in U.S. dollars, the Subsidiary Guarantor shall hold the Administrative Agent and the Guaranteed Creditors harmless from any loss incurred by the Administrative Agent or the Guaranteed Creditors arising from any change in the value of U.S. dollars in relation to the Payment Currency between the date the Liability becomes due and the date the Guaranteed Creditors are actually able, following the conversion of the U.S. dollars paid by the Subsidiary Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Liability is payable, to apply such Payment Currency to such Liability.

Section 10.  Certain Taxes.  The Subsidiary Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any Indemnified Taxes and Other Taxes.  If any Indemnified Taxes and Other Taxes are required to be withheld from any amounts payable to the Administrative Agent for the benefit of the Guaranteed Creditors hereunder, the amounts so payable to the Administrative Agent for the benefit of the Guaranteed Creditors shall be increased to the extent necessary to yield to the Guaranteed Creditors  (after payment of all Indemnified Taxes and Other Taxes) the amounts payable hereunder in the full amounts so to be paid.  Whenever any Indemnified Taxes and Other Taxes are paid by the Subsidiary Guarantor, as promptly as possible thereafter, the Subsidiary Guarantor shall send the Administrative Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Administrative Agent.

           Section 11.  Representations and Warranties.  The Subsidiary Guarantor represents and warrants that:  (a) this Subsidiary Guaranty (i) has been authorized by all necessary corporate action; (ii) except as to matters that could not reasonably be expected to result in a Material Adverse Effect, does not violate any agreement, instrument, law, regulation or order applicable to the Subsidiary Guarantor; (iii) does not require the consent or approval of, registration or filing with, or any other action by, any Governmental Authority; and (iv) is the legal, valid and binding obligation of the Subsidiary Guarantor enforceable against the Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law; and (b) in executing and delivering this Subsidiary Guaranty, the Subsidiary Guarantor has (i) without reliance on the Administrative Agent or the Guaranteed Creditors or any information received from the Administrative Agent or the Guaranteed Creditors and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the

Exhibit D - 5
Second Amended and Restated 5-Year Revolving Credit Agreement

Liabilities; (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (iii) has full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of the Administrative Agent or the Guaranteed Creditors not embodied herein or any acts heretofore or hereafter taken by the Administrative Agent or the Guaranteed Creditors (including but not limited to any review by the Administrative Agent or the Guaranteed Creditors of the affairs of the Borrower).

           Section 12. Remedies Generally.  The remedies provided in this Subsidiary Guaranty are cumulative and not exclusive of any remedies provided by law.

           Section 13.  Formalities.  The Subsidiary Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Subsidiary Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Subsidiary Guaranty.

           Section 14.  Amendments and Waivers to Guaranty.  No amendment or waiver of any provision of this Subsidiary Guaranty, nor consent to any departure by the Subsidiary Guarantor therefrom, shall be effective unless it is in writing and signed by the Administrative Agent at the direction of the Required Lenders, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Guaranteed Creditors to exercise, and no delay in exercising, any right under this Subsidiary Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.  Each Subsidiary Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Liabilities and notice of or proof of reliance by the Guaranteed Creditors upon this Subsidiary Guaranty or acceptance of this Subsidiary Guaranty; the Liabilities, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Subsidiary Guaranty and no notice of creation of the Liabilities or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Subsidiary Guarantor; and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, and the Guaranteed Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guaranty.  Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Liabilities.

           Section 15.  Expenses.  The Subsidiary Guarantor shall reimburse the Administrative Agent for the benefit of the Guaranteed Creditors on demand for all reasonable out-of-pocket expenses (including without limitation reasonable fees, charges and disbursements of any counsel for the Guaranteed Creditors) incurred by the Guaranteed Creditors in connection with the enforcement of this Subsidiary Guaranty.  Attorneys’ fees reimbursed by the Subsidiary Guarantor in connection with this Subsidiary Guaranty shall be for a single law firm per country (unless conflicts (including conflicts between the Administrative Agent, the Co-Arrangers and the other Lenders as determined in the reasonable discretion of the Required Lenders) otherwise prohibit the engagement of a single law firm) plus a single local counsel in each jurisdiction where local counsel is reasonably required.

Exhibit D - 6
Second Amended and Restated 5-Year Revolving Credit Agreement

           Section 16.  Assignment.  This Subsidiary Guaranty shall be binding on, and shall inure to the benefit of the Subsidiary Guarantor, the Administrative Agent and the Guaranteed Creditors and their respective successors and assigns; provided that the Subsidiary Guarantor may not assign or transfer its rights or obligations under this Subsidiary Guaranty.  Without limiting the generality of the foregoing:  (a) the obligations of the Subsidiary Guarantor under this Subsidiary Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if the Subsidiary Guarantor is a partnership, regardless of any change in the partnership as a result of death retirement or otherwise; and (b) the Guaranteed Creditors may assign, sell participations in or otherwise transfer their rights under the Loan Documents to another person or entity to the extent expressly permitted by Section 9.04 of the Credit Agreement, and the other person or entity shall then become vested with all the rights granted to the Guaranteed Creditors in this Subsidiary Guaranty or otherwise.

           Section 17.  Captions.  The headings and captions in this Subsidiary Guaranty are for convenience only and shall not affect the interpretation or construction of this Subsidiary Guaranty.

           Section 18.  Governing Law, Etc.  THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY THE LAW OF THE STATE OF TEXAS.  THE SUBSIDIARY GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF TEXAS.  SERVICE OF PROCESS BY THE BANK IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON THE SUBSIDIARY GUARANTOR IF SENT TO THE SUBSIDIARY GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY THE SUBSIDIARY GUARANTOR FROM TIME TO TIME.  THE SUBSIDIARY GUARANTOR WAIVES ANY RIGHT THE SUBSIDIARY GUARANTOR MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION.  TO THE EXTENT THAT THE SUBSIDIARY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), THE SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS SUBSIDIARY GUARANTY.

           Section 19.  Integration; Effectiveness. This written Subsidiary Guaranty embodies the entire agreement and understanding between the Lenders and the Subsidiary Guarantor and supersedes all other agreements and understandings between such parties relating to the subject matter hereof.  This written Subsidiary Guaranty represents the final agreement between the parties and may not be

Exhibit D - 7
Second Amended and Restated 5-Year Revolving Credit Agreement

contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

[SIGNATURES ON NEXT PAGE]

Exhibit D - 8
Second Amended and Restated 5-Year Revolving Credit Agreement

                IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this Subsidiary Guaranty to be duly executed and delivered by its duly authorized officer as of the date first above written.

[INSERT NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Address:

Exhibit D - 9
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT E

FORM OF
PROMISSORY NOTE

$[          ]                                                                                                  [             ], 201[  ]

FOR VALUE RECEIVED, Pioneer Natural Resources Company, a Delaware corporation, (the “Borrower”) hereby promises to pay to [          ] (the “Lender”), at the principal office of Wells Fargo Bank, National Association (the “Administrative Agent”), at [          ], the principal sum of [          ] Dollars ($[          ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans.

This Note is one of the Notes referred to in the Second Amended and Restated 5-Year Credit Agreement dated as of March 31, 2011 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Note can only be transferred pursuant to the terms of the Credit Agreement.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Promissory Note
Second Amended and Restated 5-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed as of the day and year first above written.

PIONEER NATURAL RESOURCES COMPANY

By:	______________________________________
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief Financial
Officer

Promissory Note
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT F

FORM OF
REQUEST FOR EXTENSION OF FACILITY MATURITY DATE

[Date]

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Pioneer Natural Resources Company, the Lenders and other agents party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  In accordance with Section 2.20 of the Credit Agreement, the undersigned hereby requests an extension of the Maturity Date from April [ ], [ ] to April [ ], [ ].

Very truly yours,

PIONEER NATURAL RESOURCES COMPANY

By:
Name:
Title:

Exhibit F - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

EXHIBIT G

FORM OF
JOINDER AGREEMENT

This Joinder Agreement (the “Joinder”) is dated as of ______________, ____ (the “Effective Date”) and is entered into by and between [Insert name of Lender] (the “Lender”) and Wells Fargo Bank, National Association (the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated 5-Year Revolving Credit Agreement dated as of March 31, 2011 among Pioneer Natural Resources Company, the Administrative Agent and the lenders and other agents party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Lender.

The Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder and to commit to its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Joinder is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This Joinder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Joinder may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Joinder by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder.  This Joinder shall be governed by, and construed in accordance with, the law of the State of Texas.

LENDER

[NAME OF LENDER]

By:	________________________________________
Name:
Title:

Exhibit G - 1
Second Amended and Restated 5-Year Revolving Credit Agreement

ADMINISTRATIVE AGENT

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	_____________________________________________
Name:
Title:

Consented to:

PIONEER NATURAL RESOURCES COMPANY

By:	______________________________________________
Name:
Title:

Exhibit G - 2
Second Amended and Restated 5-Year Revolving Credit Agreement